Exhibit 99.1

BAM! ENTERTAINMENT ANNOUNCES FISCAL THIRD QUARTER RESULTS AND CLOSES FINANCING ROUND

San Jose, Calif. – May 24, 2004 – BAM! Entertainment® (NASDAQ: BFUNC), a developer and publisher of interactive entertainment software, today reported results for its fiscal third quarter ended March 31, 2004.

The company reported net revenues for the fiscal third quarter of $599,000, a decrease of 79% from net revenues of $2.9 million for the same quarter of the prior fiscal year. The operating loss for the quarter was $4.1 million and net loss for the quarter was $4.4 million, equivalent to 23 cents per share. In the same quarter of the prior year, the company sustained both an operating loss and net loss of $5.1 million, equivalent to 35 cents per share.

The company announced that it had sold 282 Series A Cumulative Convertible Preferred Shares and warrants to purchase another 2,548,192 shares of its common stock, resulting in gross proceeds, assuming no exercise of the warrants, of $2.8 million. The warrants are exercisable at a per share price of $0.594, being the average closing bid price for the five days immediately preceding the date of sale. The Preferred Shares are convertible into the company’s common stock at a conversion price of $0.83 per share.

The Company also announced that it had sold a $6.75 million 2% Secured Convertible Debenture and warrants to purchase another 6,549,398 shares of its common stock. The warrants are exercisable at a per share price of $0.594, being the average closing bid price for the five days immediately preceding the date of sale. The Debenture is convertible into the company’s common stock at a conversion price of $0.83 per share. The Debenture is secured by $6.75 million of restricted cash.

In addition, the Company issued 801,529 shares of it common stock at a price of $0.49 per share in settlement of a debt to a creditor, and, 771,715 shares of it common stock at a price of $0.60 per share and warrants to purchase another 77,172 shares of its common stock as settlement of debts to a number of creditors. The warrants are exercisable at a per share price of $0.60, being the average closing bid price for the five days immediately preceding the date of sale.

The company also announced that its offer to acquire VIS entertainment plc (VIS), and its agreement to acquire State of Emergency Development Corporation (SOED), a company set up to fund the development of the game State of Emergency 2, one of the key properties of VIS, had been accepted and BAM! had acquired a controlling interest in both companies.

Raymond C. Musci, Chief Executive Officer of BAM!, commented “The single most significant accomplishment we have achieved in the year is the acquisition of VIS. This combination significantly enhances our competitive position within the industry, through well established internal development resources; specifically talent, technology, and, most importantly, intellectual property; as well as key management, personnel and relationships”

He added “We believe the combination will position the company with a much firmer footing, to compete not only on the current generation of hardware, but also future platforms as they are announced and released. We will also actively continue to explore and seek out other combinations and acquisitions as the business begins to mature and consolidate.”

During the quarter ended March 31, 2004, the company released four products in Europe. The company did not release any new titles in North America during the quarter. In the same quarter of the prior fiscal year the company released three new products in both the US and Europe.

Key titles currently slated for release in North America during the summer of calendar year 2004 include the first release of Carmen Sandiego for next generation consoles, Bujingai: The Forsaken City, a third person action adventure title and Starsky & Hutch, an action title.

About BAM! Entertainment, Inc.

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. The company’s common stock is publicly traded on NASDAQ under the symbol BFUNC. More information about BAM! and its products can be found at the company’s web site located at www.bam4fun.com.

Financial Contact:	BAM! Entertainment, Inc.
Stephen Ambler
Chief Financial Officer
Tel.: (408) 298-7500
E-mail: sambler@bam4fun.com

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment’s business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment’s future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment’s Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended December 31, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc. PlayStation is a registered trademark of Sony Computer Entertainment Inc. Nintendo GameCube is a trademark of Nintendo of America, Inc. Nintendo and Game Boy Advance are trademarks of Nintendo. Xbox is a trademark of Microsoft Corporation. All other trademarks are the property of their respective owners.

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BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2004	2003	2004	2003
Net revenues	$599	$2,866	$7,885	$33,611
Costs and expenses:
Cost of revenues
Cost of goods sold	429	1,962	4,782	20,714
Royalties, software costs, and license costs	2,371	1,871	6,290	15,497
Project abandonment costs	—	1,032	105	6,645

Total cost of revenues	2,800	4,865	11,177	42,856
Research and development (exclusive of amortization of deferred stock compensation)	300	527	1,517	2,575
Sales and marketing (exclusive of amortization of deferred stock compensation)	303	1,186	1,880	8,198
General and administrative (exclusive of amortization of deferred stock compensation)	1,405	1,385	4,215	5,777
Amortization of deferred stock compensation*	23	44	132	338
Litigation settlement	—	—	(650)	—
Restructuring costs	(87)	8	158	459

Total costs and expenses	4,744	8,015	18,429	60,203

Loss from operations	(4,145)	(5,149)	(10,544)	(26,592)
Interest income	—	3	2	146
Interest expense	(278)	(50)	(627)	(576)
Other income (expense)	(7)	72	(47)	48

Net loss	$(4,430)	$(5,124)	$(11,216)	$(26,974)

Net loss per share:
Basic and diluted	$(0.23)	$(0.35)	$(0.66)	$(1.84)

Shares used in computation:
Basic and diluted	19,296	14,672	16,922	14,645

*Amortization of deferred stock compensation:
Research and development	$1	$(51)	$3	$(27)
Sales and marketing	1	(25)	3	(9)
General and administrative	21	120	126	374

	$23	$44	$132	$338

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(Unaudited)

	March 31	June 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$290	$1,068
Accounts receivable, net of allowance of $888 as of March 31, 2004 and $2,722 as of June 30, 2003	455	539
Inventories	618	961
Prepaid royalties	291	1,067
Prepaid expenses and other	585	1,036

Total current assets	2,239	4,671
Capitalized software and licensed assets, net	1,228	4,138
Property and equipment, net	318	597
Long-term receivable, net of allowance of $1,627 as of March 31, 2004 and $1,627 as of June 30, 2003	—	—
Other assets	672	54

Total assets	$4,457	$9,460

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable – trade	$2,590	$3,199
Royalties payable	761	1,242
Loan from director	260	—
Convertible term note	1,256	—
Obligations under capital leases – short-term portion	27	27
Accrued compensation and related benefits	772	785
Deferred revenue	378	148
Accrued expenses and other	1,511	773

Total current liabilities	7,555	6,174
Obligations under capital leases – long-term portion	6	26
Stockholders’ equity (deficit):
Common stock $0.001 par value; shares authorized; 100,000,000; shares issued and outstanding: 20,410,984 and 14,678,290 as of March 31, 2004 and June 30, 2003, respectively	20	15
Additional paid-in capital	67,910	62,986
Deferred stock compensation	(42)	(245)
Accumulated deficit	(71,027)	(59,811)
Accumulated other comprehensive income	35	315

Total stockholders’ equity (deficit)	(3,104)	3,260

Total liabilities and stockholders’ equity (deficit)	$4,457	$9,460

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
QUARTERLY FACT SHEET
NET REVENUES ANALYSIS
Dollars in thousands)
(Unaudited)

			Percentage
			of net revenues
			for the three
	Three months ended		months ended
	March 31,		March 31,
	2004	2003	2004
Geographic sales mix
North America	$261	$2,618	43.6%
International	338	248	56.4

Total net revenues	$599	$2,866	100.0%

Platform revenue mix
PlayStation 2	$301	$768	50.2%
GameCube	155	35	25.9
Xbox	67	(173)	11.2
Gameboy Advance	88	1,066	14.7
Gameboy Color	(1)	(80)	(0.2)
N64	(6)	(6)	(1.0)
Personal Computer	3	153	0.5
PlayStation 1	(8)	1,103	(1.3)

Total net revenues	$599	$2,866	100.0%